Squire Sanders (US) LLP 221 E. Fourth St., Suite 2900 Cincinnati, Ohio 45202 O +1 513 361 1200 F +1 513 361 1201 squiresanders.com

February 20, 2013

Limoneira Company

1141 Cummings Road

Santa Paula, California 93060

Re:	Offering of Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Limoneira Company, a Delaware corporation (the “Company”), in connection with the issuance and sale of an aggregate amount of 1,800,000 shares (the “Firm Shares”) of common stock, par value common shares of beneficial interest, par value $0.01 per share, of the Company (the “Common Stock”) in accordance with the terms of the Underwriting Agreement, dated February 13, 2013 (the “Underwriting Agreement”), by and between the Company and Janney Montgomery Scott LLC, as representative of the several Underwriters named in Schedule I thereto (collectively, the “Underwriters”). The Underwriters may elect to purchase up to an additional 270,000 shares (the “Optional Shares” and together with the Firm Shares, collectively the “Shares”) of Common Stock pursuant to Section 4 of the Underwriting Agreement. The Shares were registered pursuant to the Registration Statement on Form S-3 (File No. 333-175929), as thereby amended from time to time (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including resolutions of the Board of Directors of the Company and authorized committees thereof, and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that:

1.          The Company is a corporation incorporated and existing under and by virtue of the laws of the State of Delaware and is in good standing with the Secretary of State of the State of Delaware.

37 Offices in 18 Countries

Squire Sanders (US) LLP is part of the international legal practice Squire Sanders which operates worldwide through a number of separate legal entities.

Please visit squiresanders.com for more information.

Limoneira Company

March 27, 2012

2.          The Shares have been duly authorized for issuance and, when and if issued and delivered against payment therefor as provided for in the Underwriting Agreement, will be duly and validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Delaware, and is given on the basis of the law and the facts existing as of the date hereof. We do not express any opinion herein concerning the laws of any other state. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Delaware. Our opinion is based on applicable constitutions, statutes, regulations and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof, or if we become aware of any fact that might change this opinion after the date hereof.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Squire Sanders (US) LLP